Exhibit 99.1

Summary Consolidated Historical and Pro Forma Financial Data

The following table sets forth our summary historical and pro forma financial data as of and for the periods indicated. We have derived the summary historical consolidated financial data as of June 30, 2010 and for the fiscal years ended June 30, 2008, 2009 and 2010 from our audited consolidated financial statements for such years. We have derived the summary historical consolidated financial data as of March 31, 2011 and for the nine months ended March 31, 2010 and 2011 from our unaudited consolidated financial statements for such periods, which contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. Operating results for the nine-month periods are not necessarily indicative of results for a full fiscal year, or any other periods.

We derived the unaudited pro forma combined statement of operations data for the twelve months ended March 31, 2011 set forth below by applying pro forma adjustments to our historical consolidated financial statements to give effect to the Transactions (as defined below) as if they had occurred on April 1, 2010. The summary unaudited pro forma combined statement of operations data for the twelve months ended March 31, 2011 has been derived by adding our unaudited pro forma combined statement of operations data for the fiscal year ended June 30, 2010 and the nine months ended March 31, 2011 and subtracting our unaudited pro forma combined statement of operations data for the nine months ended March 31, 2010. The unaudited pro forma condensed combined balance sheet data as of March 31, 2011 gives effect to the Transactions as if they had occurred on March 31, 2011. The summary unaudited pro forma combined financial data is for informational purposes only and does not purport to represent what our results of operations or financial position would be had the Transactions occurred at any prior date, nor do such data purport to project the results of operations for any future period.

						Pro Forma
	Fiscal Years Ended June 30,			Nine Months Ended March 31,		Twelve Months Ended March 31, 2011
(dollars in thousands)	2008	2009 (1)	2010 (2)	2010 (2)	2011 (3)
Statement of Operations Data:
Revenues	$539,853	$557,691	$631,348	$476,629	$502,613	$735,821

Cost of revenues:
Operating expenses	131,751	128,101	130,852	99,028	98,408	164,164
Systems development and programming costs	66,666	59,941	67,926	52,150	49,664	66,725

Total cost of revenues (excluding depreciation and amortization)	198,417	188,042	198,778	151,178	148,072	230,889
Selling, general and administrative expenses	153,384	159,414	170,562	128,113	136,768	191,352
Depreciation and amortization	95,266	86,146	88,978	66,716	60,481	110,551
Restructuring charges, asset impairments and other costs associated with exit and disposal activities	13,286	3,952	5,910	5,021	2,215	3,104
Acquisition and related costs	1,112	4,427	4,032	2,958	2,981	4,055
Interest expense	45,730	38,565	32,782	25,250	22,189	54,060
Other (income) expense, net	(9,518)	(15,656)	3,964	613	(481)	2,870

	497,677	464,890	505,006	379,849	372,225	596,881

Income before income tax provision (benefit)	42,176	92,801	126,342	96,780	130,388	138,940
Income tax provision (benefit)	35,106	26,168	32,171	23,590	(18,842)	(18,545)

Net income	7,070	66,633	94,171	73,190	149,230	157,485
Less: Net income attributable to non-controlling interests	7,243	8,326	9,739	7,344	9,094	11,489

Net income (loss) attributable to Solera Holdings, Inc.	$(173)	$58,307	$84,432	$65,846	$140,136	$145,996

						Pro Forma
	Fiscal Years Ended June 30,			Nine Months Ended March 31,		Twelve Months Ended March 31, 2011
(dollars in thousands, except ratios)	2008	2009 (1)	2010 (2)	2010 (2)	2011 (3)
Other Financial Data:
Net cash provided by (used in):
Operating activities	$122,615	$133,405	$190,284	$126,133	$163,577	$227,210
Investing activities	(19,135)	(121,876)	(111,287)	(99,011)	(15,939)	(570,462)
Financing activities	(56,548)	72,214	(28,927)	(17,718)	(31,237)	302,554
Capital expenditures (4)	18,821	19,622	26,778	21,172	14,094	20,006
Adjusted EBITDA (unaudited) (5)	185,657	208,620	261,876	196,958	219,067	318,526
Free Cash Flow (unaudited) (6)	108,569	112,283	164,509	97,181	152,009	242,795
Cash interest expense						53,742
Ratio of net debt (7) to Adjusted EBITDA						2.3x
Ratio of Adjusted EBITDA to pro forma cash interest expense						5.9x

	As of March 31, 2011
(dollars in thousands)	Actual	Pro Forma
Balance Sheet Data:
Cash and cash equivalents	$388,521	$209,381
Working capital (8)	384,138	211,437
Total assets	1,659,990	2,008,590
Total debt	588,450	938,450
Total stockholders’ equity	723,546	718,546

(1)	The results of operations of HPI Ltd. (“HPI”), UC Universal Consulting Software GmbH (“UCS”) and Inpart Services Ltda. (“Inpart”), each of which we acquired in fiscal year 2009, are included from the respective dates of the acquisitions, which are not the first day of the applicable fiscal year.

(2)	The results of operations of AUTOonline GmbH In-formationssysteme (“AUTOonline”), GTLDATA GmbH (“GTLDATA”) and Market Scan Holding B.V. (“Market Scan”), each of which we acquired in fiscal year 2010, are included from the respective dates of the acquisitions, which are not the first day of the applicable fiscal year.

(3)	The results of operations of New Era Software LLC, which we acquired in fiscal year 2011, are included from the date of acquisition, which is not the first day of the applicable fiscal year.

(4)	Capital expenditures includes acquisitions and capitalization of intangible assets, and is net of proceeds from sales of property and equipment.

(5)	Adjusted EBITDA is not intended to be used in lieu of GAAP presentations, but is provided because management believes that it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. We believe that Adjusted EBITDA is useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess our operating performance and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for net income and other consolidated income statement data as reported under GAAP. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•

Adjusted EBITDA includes adjustments that represented a cash expense or that represented a non-cash charge that may relate to a future cash expense, and some of these expenses are of a type that we expect to incur in the future, although we cannot predict the amount of any such future charge.

Because of these limitations, Adjusted EBITDA should not be considered as a replacement for net income or as a measure of discretionary cash available to us to service our indebtedness or invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA as supplemental information.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments and other costs associated with exit and disposal activities, (vi) other (income) expense, net and (vii) acquisition and related costs. On a pro forma basis, Adjusted EBITDA also excludes corporate allocations to Explore by its ultimate parent company, Altegrity.

A reconciliation of our Adjusted EBITDA to GAAP net income (loss) attributable to Solera Holdings, Inc. the most directly comparable GAAP measure, is provided in the table below.

						Pro Forma
	Fiscal Years Ended June 30,			Nine Months Ended March 31,		Twelve Months Ended March 31, 2011
(dollars in thousands)	2008	2009	2010	2010	2011
Net income (loss) attributable to Solera Holdings, Inc.	$(173)	$58,307	$84,432	$65,846	$140,136	$145,996
Add: Income tax provision (benefit)	35,106	26,168	32,171	23,590	(18,842)	(18,545)

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	34,933	84,475	116,603	89,436	121,294	127,451
Add: Depreciation and amortization	95,266	86,146	88,978	66,716	60,481	110,551
Add: Restructuring charges, asset impairments and other costs associated with exit and disposal activities (a)	13,286	3,952	5,910	5,021	2,215	3,104
Add: Acquisition and related costs (b)	1,112	4,427	4,032	2,958	2,981	4,055
Add: Interest expense	45,730	38,565	32,782	25,250	22,189	54,060
Add: Other (income) expense, net (c)	(9,518)	(15,656)	3,964	613	(481)	2,870
Add: Stock-based compensation expense	4,848	6,711	9,607	6,964	10,388	13,451
Add: Corporate allocations to Explore (d)	—	—	—	—	—	2,984

Adjusted EBITDA	$185,657	$208,620	$261,876	$196,958	$219,067	$318,526

(a)	Restructuring charges, asset impairments and other costs associated with exit and disposal activities primarily represent costs incurred in relation to our restructuring initiatives. Restructuring charges primarily include employee termination benefits charges and charges related to the lease and vendor contract liabilities that we do not expect to provide future economic benefits due to the implementation of our restructuring initiatives.

(b)	Acquisition and related costs include legal and other professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase consideration that is deemed to be compensatory in nature and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree as a result of the applicable acquisition.

As a result of our fiscal year 2010 adoption of ASC Topic No. 805, acquisition and related costs incurred commencing in fiscal year 2010 included legal and professional fees and other transaction costs associated with completed acquisitions, whereas in periods prior to our adoption of ASC Topic No. 805, we included legal and professional fees and other transaction costs associated with completed acquisitions in the determination of the purchase price and accordingly did not charge these fees and costs against earnings.

(c)	Other (income) expense, net consists of foreign exchange gains and losses on notes receivable and notes payable to affiliates, interest income and other miscellaneous income and expense.

(d)	Corporate allocations to Explore represent corporate overhead costs allocated to Explore by Altegrity.

(6)	Free Cash Flow, a non-GAAP financial measure, is calculated as Adjusted EBITDA less (i) cash interest expense, (ii) net changes in working capital, (iii) capital expenditures and (iv) cash paid for income taxes. On a pro forma basis, Free Cash Flow also reflects the expected cash tax benefit resulting from the Explore Acquisition. A reconciliation of Free Cash Flow to GAAP net income (loss) attributable to Solera Holdings, Inc. is provided in the table below for each of the periods presented.

						Pro Forma
	Fiscal Year Ended September 30,			Nine Months Ended March 31,		Twelve Months Ended March 31,
(dollars in thousands)	2008	2009	2010	2010	2011	2011
Net income (loss) attributable to Solera Holdings, Inc.	$(173)	$58,307	$84,432	$65,846	$140,136	$145,996
Add: Income tax provision (benefit)	35,106	26,168	32,171	23,590	(18,842)	(18,545)

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	34,933	84,475	116,603	89,436	121,294	127,451
Add: Depreciation and amortization	95,266	86,146	88,978	66,716	60,481	110,551
Add: Restructuring charges, asset impairments and other costs associated with exit and disposal activities	13,286	3,952	5,910	5,021	2,215	3,104
Add: Acquisition and related costs	1,112	4,427	4,032	2,958	2,981	4,055
Add: Interest expense	45,730	38,565	32,782	25,250	22,189	54,060
Add: Other (income) expense, net	(9,518)	(15,656)	3,964	613	(481)	2,870
Add: Corporate allocations to Explore	—	—	—	—	—	2,984
Add: Stock-based compensation expense	4,848	6,711	9,607	6,964	10,388	13,451

Adjusted EBITDA	185,657	208,620	261,876	196,958	219,067	318,526
Less: Cash interest expense	(44,913)	(37,961)	(31,887)	(25,020)	(23,250)	(53,742)
Less: Net change working capital	9,987	(7,926)	2,445	(19,887)	(1,753)	19,770
Less: Capital expenditures	(18,821)	(19,622)	(26,778)	(21,172)	(14,094)	(20,006)
Less: Cash paid for income taxes	(23,341)	(30,828)	(41,147)	(33,698)	(27,961)	(21,753)

Free Cash Flow	$108,569	$112,283	$164,509	$97,181	$152,009	$242,795

(7)	We define net debt as total debt minus cash and cash equivalents as of a specified date.

(8)	We define working capital as current assets less current liabilities.

Our substantial debt and lease obligations could adversely affect our financial condition.

As of March 31, 2011, after giving effect to the Transactions, our total outstanding long-term debt would have been approximately $938.4 million, which will require significant interest and principal payments. In addition, as of March 31, 2011, we had approximately $50.0 million of unused availability under our revolving credit facility. Subject to the limits contained in the indenture governing notes and our Amended and Restated First Lien Credit and Guaranty Agreement (the “Existing Credit Facility”), we may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Our high level of debt could have important consequences, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	exposing us to the risk of increased interest rates under certain of our borrowings, including borrowings under our revolvers, which are at variable rates of interest;

•

limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our growth strategy, or other purposes, including incurring additional indebtedness;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the Existing Credit Facility contains financial and other covenants and the indenture governing notes will contain restrictive covenants that will limit our ability to engage in activities that may be in our best interests. We are currently in compliance with the restrictive covenants in the Existing Credit Facility. In the event of unforeseen adverse circumstances, however, we could be forced to undertake additional restructuring activities, including further cost reductions, further management of working capital or capital expenditures, or additional financing, in order to remain compliant with these covenants. There is no assurance that we would be able to implement such additional actions or obtain additional financing with acceptable terms and conditions. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. There can be no assurance that we will be able to successfully refinance these obligations on or prior to their applicable maturity dates.

Finally, a downturn in the economy will put increasing pressure on our revenue, cash flows and operating margins and consequently our ability to service our substantial debt. In addition, our ongoing restructuring activities will require certain cash outlays that may put further pressure on our cash flows.

We and our subsidiaries may be able to incur substantial additional debt. This could further exacerbate the risks associated with our current debt levels.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and our ability to satisfy our obligations could be adversely affected.

The restrictive covenants related to certain of our indebtedness and the agreement governing the Existing Credit Facility impose significant operating and financial restrictions on our company and our restricted subsidiaries, which may prevent us from capitalizing on business opportunities.

An agreement governing certain of our indebtedness and the Existing Credit Facility impose significant operating and financial restrictions on us and our restricted subsidiaries. For example, these restrictions will limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	merge, consolidate or sell substantially all of our assets.

As a result of these covenants and restrictions, we will be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as the terms of any future indebtedness we may incur from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected.

In addition, our obligations under the Existing Credit Facility are secured, among other things, by certain fixed assets as well as receivables and pledged cash assets. If we are unable to repay our indebtedness under the Existing Credit Facility when due, the lenders could seek to foreclose on these assets. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

For the twelve months ended March 31, 2011, on a pro forma basis giving effect to the Transactions, our cash interest expense would have been approximately $53.7 million. Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations.

THE TRANSACTIONS

Explore Acquisition

On April 23, 2011, Solera Holdings and its wholly-owned subsidiary, Claims Services Group, entered into the Explore Purchase Agreement with HireRight and its ultimate parent, Altegrity, whereby Claims Services Group agreed to purchase all of the outstanding membership interests of Explore from HireRight for a purchase price of $520.0 million in cash. We expect the structure of the Explore Acquisition to result in a 15-year tax benefit to Solera Holdings with an estimated present value of approximately $120 million.

The closing of the Explore Acquisition is subject to customary closing conditions, including that the parties’ representations and warranties as set forth in the Explore Purchase Agreement continue to be true and correct as of the closing date, giving effect to customary material adverse effect clauses, and that the parties shall have complied with all of its covenants under the Explore Purchase Agreement. The Explore Acquisition is not subject to a financing condition. The condition relating to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), has been satisfied. The Explore Acquisition is expected to be completed prior to June 30, 2011.

In accordance with the Explore Purchase Agreement, Solera Holdings and Altegrity will enter into a transition services agreement at the closing of the Explore Acquisition, whereby the Altegrity group will agree to continue to provide certain services for the benefit of Explore for an agreed upon period of time following the closing. In addition, the Explore Purchase Agreement contains certain non-compete provisions limiting the ability of the Altegrity group (including HireRight) to compete with the business of Explore for three years following the closing date.

Financing

We intend to finance the Explore Acquisition and to pay related costs and expenses associated with the Explore Acquisition with the following:

•	$350.0 million of notes; and

•	$180.0 million of cash on hand.

Immediately following the consummation of the Transactions, Explore will be a wholly-owned indirect subsidiary of Solera Holdings.

For its twelve months ended March 31, 2011, Explore generated revenues of approximately $78.5 million, net income of approximately $13.3 million and Explore Adjusted EBITDA of approximately $34.5 million, implying an Explore Adjusted EBITDA margin of approximately 44.0%. The table below sets forth the Explore Adjusted EBITDA for each of the periods presented. Explore Adjusted EBITDA is a non-GAAP financial measure that represents net income of Explore, excluding (i) provision for income taxes, (ii) depreciation and amortization, (iii) stock-based compensation expense, and (iv) corporate allocations to Explore by its ultimate parent company, Altegrity. Explore’s revenues and a reconciliation of Explore Adjusted EBITDA to its net income, the most directly comparable GAAP measure, is provided in the table below for each of the periods presented.

	Fiscal Year Ended September 30,			Six Months Ended March 31,		Twelve Months Ended March 31, 2011
(dollars in thousands)	2008	2009	2010	2010	2011
Revenues	$58,348	$61,051	$74,674	$35,310	$39,125	$78,489

Net income	$15,301	$15,694	$12,922	$6,569	$6,901	$13,254
Add: Income tax provision	10,434	10,666	8,834	4,487	4,690	9,037

Net income before income tax provision	25,735	26,360	21,756	11,056	11,591	22,291
Add: Depreciation and amortization	310	296	8,832	4,414	4,428	8,846
Add: Other expense, net	—	10	—	—	—	—
Add: Stock-based compensation expense	267	216	385	131	166	420
Add: Corporate allocations to Explore	2,215	1,209	2,332	499	1,151	2,984

Explore Adjusted EBITDA	$28,527	$28,091	$33,305	$16,100	$17,336	$34,541

The Explore financial information provided in the table above for the fiscal years ending September 30, 2008 and 2009 does not reflect the effect of push-down accounting. Although the application of push-down accounting would change the reported amount of Explore net income, income tax provision, and depreciation and amortization for the fiscal years ending September 30, 2008 and 2009, the Explore revenue and Adjusted EBITDA provided in the table would be unchanged.

Explore Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for net income and other consolidated income statement data as reported under GAAP. Because of these limitations, Explore Adjusted EBITDA should not be considered as a replacement for net income or as a measure of discretionary cash available to service indebtedness or invest.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2011 on an actual basis and on a pro forma basis to give effect to the Transactions as if such transactions were completed on that date.

Amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add to the totals due to the effect of rounding.

	As of March 31, 2011
	Actual	Pro Forma
(dollars in millions)
Cash and cash equivalents	$388.5	$209.4

Long-term debt, including current maturities:
Existing Credit Facility:
Revolving credit facility (a)	—	—
Domestic term loan	212.6	212.6
European term loan (b)	357.8	357.8
Notes	—	350.0
Subordinated note payable (c)	18.0	18.0

Total debt	$588.4	$938.4
Redeemable noncontrolling interests (d)	109.2	109.2
Stockholders’ equity:
Solera Holdings stockholders’ equity	714.5	709.5
Noncontrolling interests	9.1	9.1

Total stockholders’ equity (e)	723.6	718.6

Total capitalization	$1,421.2	$1,766.2

(a)	Our revolving credit facility provides for up to $50.0 million of borrowings to fund our working capital needs. We do not expect to have any outstanding borrowings under the revolving credit facility upon completion of the Transactions.

(b)	Borrowings under our European term loan facility are denominated in Euros. As of March 31, 2011, we had an aggregate of €253.8 million of outstanding borrowings. We converted this term loan into U.S. dollars as of March 31, 2011 using an exchange rate of $1.41= €1.00. On May 31, 2011, the exchange rate was $1.43 = €1.00.

(c)	Borrowings under our subordinated note payable are denominated in Pounds Sterling. As of March 31, 2011, the outstanding principal amount of such subordinated note was £11.3 million. We converted this subordinated note into U.S. dollars as of March 31, 2011, using an exchange rate of $1.60 = £1.00. On May 31, 2011, the exchange rate was $1.65 = £1.00.

(d)	Represents certain ownership interests in our consolidated subsidiaries held by noncontrolling owners that are considered redeemable outside of our control. Accordingly, we have presented these redeemable noncontrolling interests as a mezzanine item in our consolidated balance sheet.

(e)	Our total stockholders’ equity on a pro forma basis reflects the estimated Explore Acquisition expenses of approximately $5.0 million associated with legal, accounting and other fees and expenses.

Contractual Obligations

The following table reflects our cash contractual obligations as of June 30, 2010, our most recent fiscal year end for which audited financial statements are available and the pro forma long-term debt obligations after giving effect to the issuance of the notes as of July 1, 2009:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations:
Actual (1)	$608.3	$33.3	$53.9	$521.1	$—
Pro forma (2)	1,147.4	56.9	101.2	568.4	420.9
Contingent purchase consideration (3)	0.8	0.4	0.4	—	—
Purchase obligations	4.4	3.1	1.0	0.3	0.0
Lease obligations (4)	47.1	12.6	18.5	10.4	5.6

Total:
Actual	$660.6	$49.4	$73.8	$531.8	$5.6
Pro forma	$1,199.7	$73.0	$121.1	$579.1	$426.5

(1)	Represents principal and interest payments for our senior secured credit facilities and the note payable issued in connection with our acquisition of HPI, as well as payments on our interest rate swaps. For purposes of the table above, we calculated the interest payments on our senior secured credit facilities and interest rate swaps assuming that the interest rate in effect on the senior secured credit facilities at June 30, 2010 would remain fixed through maturity.

(2)	Represents principal and interest payments for our senior secured credit facilities, the note payable issued in connection with our acquisition of HPI and the notes contemplated to be issued as if they were issued on July 1, 2009, as well as payments on our interest rate swaps. For purposes of the table above, we calculated the interest payments on our senior secured credit facilities and interest rate swaps assuming that the interest rate in effect on the senior secured credit facilities at June 30, 2010 would remain fixed through maturity.

(3)	Represents the accrued contingent purchase consideration as of June 30, 2010. Contingent future cash payments related to acquisitions completed in fiscal year 2010 are accrued at fair value as of the acquisition date and remeasured at fair value at each reporting date. Contingent future cash payments related to acquisitions completed prior to fiscal year 2010 are accrued once the contingency is resolved and the amounts are due and payable.

(4)	Lease obligations include operating and capital leases and are net of sublease income.

We determined the fair value of future contingent purchase consideration related to acquisitions completed in fiscal year 2010 based on the weighted probabilities of potential future payments. The amount and timing of future payments are based on the achievement of specific targets. The fair values were determined by assessing the probability of each potential outcome using information available through June 30, 2010, including recent financial performance and changes in the market. Accrued contingent purchase consideration as of June 30, 2010 has remained unchanged since the date of acquisition.

In addition to the contractual obligations identified in the preceding table, the noncontrolling owners of certain of our subsidiaries have the right to put their shares to us at a purchase price equal to the then-fair value of the shares. As of June 30, 2010, we estimate that the aggregate fair value of these redeemable noncontrolling interests was approximately $81.6 million. In addition, the 15% ownership interest of AUTOonline not owned by us is subject to a put-call option whereby the redemption value of the option is equal to ten times the AUTOonline EBITDA for the fiscal year ended prior to the exercise date, subject to adjustment under certain circumstances. Except under certain circumstances, the put-call option cannot be exercised until the EBITDA for fiscal year 2012 is determined. The redemption of these noncontrolling interests by these noncontrolling owners is not within our control and the timing is uncertain.

We also have a liability for unrecognized tax benefits of $3.3 million as of June 30, 2010. The timing of the future cash flows related to this liability cannot be practically determined.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined financial statements set forth below were derived by the application of pro forma adjustments to the historical financial statements of Solera Holdings, Inc. (“Solera Holdings”) and Explore Information Services, LLC (“Explore”). The pro forma adjustments are described in the accompanying notes presented below. Certain amounts set forth in the historical Explore financial statements have been reclassified in order to conform their presentation to those of Solera Holdings.

The unaudited pro forma condensed combined balance sheet at March 31, 2011 gives effect to the Transactions as if they occurred on such date and combines the historical balance sheets of Solera Holdings and Explore as of March 31, 2011. The Solera Holdings balance sheet information was derived from its unaudited condensed consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The Explore balance sheet information was derived from its unaudited condensed balance sheet as of March 31, 2011.

The unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2010 gives effect to the Transactions as if they had occurred on July 1, 2009, combines the historical results of Solera Holdings for its fiscal year ended June 30, 2010 and Explore for its fiscal year ended September 30, 2010, and reflects pro forma adjustments that are expected to have a continuing impact on the combined results. The historical results of Solera Holdings were derived from its audited consolidated statement of income included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The historical results of Explore were derived from its audited statement of income for its fiscal year ended September 30, 2010.

The unaudited pro forma condensed combined statements of income for the nine month periods ended March 31, 2011 and 2010 give effect to the Transactions as if they had occurred on July 1, 2009, combine the historical results of Solera Holdings and Explore for the nine months periods ended March 31, 2011 and 2010, and reflect pro forma adjustments that are expected to have a continuing impact on the combined results. The historical results of Solera Holdings were derived from its unaudited condensed consolidated statements of income included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The historical results of Explore were derived from its unaudited condensed statements of incomes for the six months ended March 31, 2011 and 2010.

The unaudited pro forma condensed combined financial statements have been prepared by Solera Holdings management for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Solera Holdings and Explore been a combined company during the specified periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this Form 8-K. The unaudited pro forma condensed combined financial statements exclude certain non-recurring charges that will be incurred in the connection with the Transactions, including (1) certain expenses related to the Transactions, including investment banker and professional fees, that we and Explore have incurred, and (2) the write-off of bridge commitment fees that we incurred in connection with the consummation of the Transactions. We would expect to record a charge in our fourth quarter ending June 30, 2011 to reflect these charges, which, in the aggregate, we estimate will be approximately $5.0 million.

The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations, balance sheet data or financial information of Solera Holdings and Explore would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods.

The unaudited pro forma condensed combined financial statements have been prepared giving effect to the Explore Acquisition in a transaction to be accounted for as a purchase, in accordance with ASC Topic No. 805, Business Combinations (formerly SFAS No. 141(R)), with Solera Holdings considered to be the acquiror. Under the purchase method of accounting, the total estimated purchase price, calculated as described in the notes to these unaudited pro forma condensed combined financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the Explore Acquisition, based on their estimated fair values as of the completion of the Explore Acquisition.

For purposes of these unaudited pro forma condensed combined financial statements, Solera Holdings’ management has made a preliminary allocation of the estimated purchase price of the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates of their fair value, as described in the notes to these unaudited pro forma condensed combined financial statements. A final determination of the estimated fair values, which cannot be made prior to the completion of the Explore Acquisition, will be based on the actual net tangible and intangible assets of Explore that exist as of the date of completion of the Explore Acquisition. The actual amounts recorded as of the completion of the Explore Acquisition may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the completion of the final valuation, the impact of future integration activities, the timing of completion of the Transactions and other changes in Explore’s net tangible and intangible asset that occur prior to the completion of the Explore Acquisition could cause material differences in the information presented.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2011

(In thousands)

	Solera	Explore	Reclassifications (1)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$388,521	$860	$—	$345,000	(A)	$209,381
				(520,000)	(B)	—
				(5,000)	(C)	—
Accounts receivable, net	124,495	9,339	—	—		133,834
Other receivables	16,699	—	—	—		16,699
Other current assets	27,912	—	700	—		28,612
Prepaid expenses	—	700	(700)	—		—
Deferred income tax assets	11,913	319	—	(319)	(D)	11,913

Total current assets	569,540	11,218	—	(180,319)		400,439
Property and equipment, net	57,010	552	—	—		57,562
Goodwill	712,108	179,935	—	324,773	(E)	1,036,881
				(179,935)	(D)
Intangible assets, net	261,910	99,295	—	187,350	(E)	449,260
				(99,295)	(D)
Other noncurrent assets	13,239	26	—	5,000	(I)	18,265
Noncurrent deferred income tax assets	46,183	—	—	—		46,183

Total assets	$1,659,990	$291,026	$—	$57,574		$2,008,590

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$31,186	$520	$—	$—		$31,706
Accrued expenses and other current liabilities	125,128	—	3,080	—		128,208
Accrued salaries and related expenses	—	975	(975)	—		—
Accrued data costs	—	1,430	(1,430)	—		—
Other current liabilities	—	675	(675)	—		—
Income taxes payable	21,211	—	—	—		21,211
Deferred income tax liabilities	1,935	—	—	—		1,935
Current portion of long-term debt	5,942	—	—	—		5,942

Total current liabilities	185,402	3,600	—	—		189,002
Long-term debt	582,508	—	—	350,000	(A)	932,508
Other noncurrent liabilities	25,015	—	—	—		25,015
Noncurrent deferred income tax liabilities	34,364	12,850	—	(12,850)	(D)	34,364

Total liabilities	827,289	16,450	—	337,150		1,180,889
Redeemable noncontrolling interests	109,155	—	—	—		109,155

Stockholders’/members’ equity:
Solera Holdings stockholders’ equity:
Common shares	560,201	—	—	—		560,201
Retained earnings	141,059	—	—	(5,000)	(C)	136,059
Accumulated other comprehensive income	13,211	—	—	—		13,211

Total Solera Holdings stockholders’ equity	714,471	—	—	(5,000)		709,471
Members’ equity	—	274,576	—	(274,576)	(D)	—
Noncontrolling interests	9,075	—	—	—		9,075

Total stockholders’/members’ equity	723,546	274,576	—	(279,576)		718,546

Total liabilities and stockholders’/members’ equity	$1,659,990	$291,026	$—	$57,574		$2,008,590

(1)	Reflects those adjustments necessary to conform the presentation of the historical Explore financial statements to the presentation of the Solera historical financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED JUNE 30, 2010

(In thousands)

	Solera	Explore (1)				Pro Forma Combined
	Fiscal Year Ended June 30, 2010	Fiscal Year Ended September 30, 2010	Reclassifications (2)	Pro Forma Adjustments		Fiscal Year Ended June 30, 2010
Revenues	$631,348	$74,674	$—	$—		$706,022

Cost of revenues:
Operating expenses	130,852	—	31,743	—		162,595
Systems development and programming costs	67,926	—	1,256	—		69,182
Direct costs	—	38,160	(29,440)	(8,720)	(F)	—

Total cost of revenues (excluding depreciation and amortization)	198,778	38,160	3,559	(8,720)		231,777
Selling, general and administrative expenses	170,562	14,758	(3,671)	—		181,649
Depreciation and amortization	88,978	—	112	27,682	(G)	116,772
Restructuring charges, asset impairments and other costs associated with exit and disposal activities	5,910	—	—	—		5,910
Acquisition and related costs	4,032	—	—	—		4,032
Interest expense	32,782	—	—	23,625	(H)	57,121
				714	(I)
Other expense, net	3,964	—	—	—		3,964

	505,006	52,918	—	43,301		601,225

Income (loss) before income tax provision (benefit)	126,342	21,756	—	(43,301)		104,797
Income tax provision (benefit)	32,171	8,834	—	(17,321)	(J)	23,684

Net income (loss)	94,171	12,922	—	(25,980)		81,113
Less: Net income attributable to noncontrolling interests	9,739	—	—	—		9,739

Net income (loss) attributable to Solera Holdings, Inc.	$84,432	$12,922	$—	$(25,980)		$71,374

(1)	Explore’s fiscal year ends on September 30 of each year. In calculating the unaudited pro forma condensed combined statement of income for our fiscal year ended June 30, 2010, we used the results of operations for Explore for its fiscal year ended September 30, 2010 since the ending date for Explore’s fiscal year is within 93 days of the ending date of our fiscal year.

(2)	Reflects those adjustments necessary to conform the presentation of the historical Explore financial statements to the presentation of the Solera historical financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED MARCH 31, 2011

(In thousands)

	Solera	Explore (1)						Pro Forma Combined
	Nine Months Ended March 31, 2011	Three Months Ended September 30, 2010	Six Months Ended March 31, 2011	Aggregate Nine Months Ended March 31, 2011	Reclassifications (2)	Pro Forma Adjustments		Nine Months Ended March 31, 2011
Revenues	$502,613	$20,096	$39,125	$59,221	$—	$—		$561,834

Cost of revenues:
Operating expenses	98,408	—	—	—	25,714	—		124,122
Systems development and programming costs	49,664	—	—	—	914	—		50,578
Direct costs	—	10,298	19,905	30,203	(23,663)	(6,540)	(F)	—

Total cost of revenues (excluding depreciation and amortization)	148,072	10,298	19,905	30,203	2,965	(6,540)		174,700
Selling, general and administrative expenses	136,768	4,742	7,629	12,371	(3,062)	—		146,077
Depreciation and amortization	60,481	—	—	—	97	19,635	(G)	80,213
Restructuring charges, asset impairments and other costs associated with exit and disposal activities	2,215	—	—	—	—	—		2,215
Acquisition and related costs	2,981	—	—	—	—	—		2,981
Interest expense	22,189	—	—	—	—	17,719	(H)	40,444
						536	(I)
Other income, net	(481)	—	—	—	—	—		(481)

	372,225	15,040	27,534	42,574	—	31,350		446,149

Income (loss) before income tax provision (benefit)	130,388	5,056	11,591	16,647	—	(31,350)		115,685
Income tax provision (benefit)	(18,842)	2,057	4,690	6,747	—	(12,540)	(J)	(24,635)

Net income (loss)	149,230	2,999	6,901	9,900	—	(18,810)		140,320
Less: Net income attributable to noncontrolling interests	9,094	—	—	—	—	—		9,094

Net income (loss) attributable to Solera Holdings, Inc.	$140,136	$2,999	$6,901	$9,900	$—	$(18,810)		$131,226

(1)	We calculated Explore’s financial results for nine months ended March 31, 2011 by adding the unaudited condensed statement of income of Explore for the three months ended September 30, 2010 with the unaudited condensed statement of income of Explore for the six months ended March 31, 2011.

(2)	Reflects those adjustments necessary to conform the presentation of the historical Explore financial statements to the presentation of the Solera historical financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED MARCH 31, 2010

(In thousands)

	Solera	Explore (1)						Pro Forma Combined
	Nine Months Ended March 31, 2010	Three Months Ended September 30, 2009	Six Months Ended March 31, 2010	Aggregate Nine Months Ended March 31, 2010	Reclassifications (2)	Pro Forma Adjustments		Nine Months Ended March 31, 2010
Revenues	$476,629	$15,825	$35,310	$51,135	$—	$—		$527,764

Cost of revenues:
Operating expenses	99,028	—	—	—	21,713	—		120,741
Systems development and programming costs	52,150	—	—	—	783	—		52,933
Direct costs	—	8,467	18,007	26,474	(19,934)	(6,540)	(F)	—

Total cost of revenues (excluding depreciation and amortization)	151,178	8,467	18,007	26,474	2,562	(6,540)		173,674
Selling, general and administrative expenses	128,113	2,844	6,247	9,091	(2,678)	—		134,526
Depreciation and amortization	66,716	—	—	—	116	20,745	(G)	87,577
Restructuring charges, asset impairments and other costs associated with exit and disposal activities	5,021	—	—	—	—	—		5,021
Acquisition and related costs	2,958	—	—	—	—	—		2,958
Interest expense	25,250	—	—	—	—	17,719	(H)	43,505
						536	(I)
Other income, net	613	—	—	—	—	—		613

	379,849	11,311	24,254	35,565	—	32,460		447,874

Income (loss) before income tax provision (benefit)	96,780	4,514	11,056	15,570	—	(32,460)		79,890
Income tax provision (benefit)	23,590	1,849	4,487	6,336	—	(12,984)	(J)	16,942

Net income (loss)	73,190	2,665	6,569	9,234	—	(19,476)		62,948
Less: Net income attributable to noncontrolling interests	7,344	—	—	—	—	—		7,344

Net income (loss) attributable to Solera Holdings, Inc.	$65,846	$2,665	$6,569	$9,234	$—	$(19,476)		$55,604

(1)	We calculated Explore’s financial results for nine months ended March 31, 2010 by adding the unaudited condensed statement of income of Explore for the three months ended September 30, 2009 with the unaudited condensed statement of income of Explore for the six months ended March 31, 2010.

(2)	Reflects those adjustments necessary to conform the presentation of the historical Explore financial statements to the presentation of the Solera historical financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Description of Transactions and Basis of Presentation:

On April 23, 2011, Solera Holdings and its wholly-owned subsidiary, Claims Services Group, entered into the Explore Purchase Agreement with HireRight, and its ultimate parent company, Altegrity, whereby Claims Services Group agreed to purchase all of the outstanding membership interests of Explore from HireRight for a purchase price of $520.0 million in cash. The purchase price is subject to adjustment based on the level of indebtedness and net working capital of Explore as of the closing date of the Explore Acquisition. The acquisition is subject to customary closing conditions. The Explore Acquisition is expected to be completed prior to June 30, 2011.

Purchase Price Allocation:

The $520.0 million purchase price for Explore has been allocated to the acquired tangible and intangible assets and assumed liabilities of Explore based on their estimated fair values as of March 31, 2011 (in thousands):

Accounts receivable	$9,339
Other current and noncurrent assets	2,138
Acquired identifiable intangible assets	187,350
Assumed liabilities	(3,600)

Total acquired tangible and intangible assets and assumed liabilities	195,227
Goodwill	324,773

Total	$520,000

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including the fair values of the acquired intangible assets, and the liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The purchase price allocation will remain preliminary until Solera Holdings completes a third-party valuation of significant identifiable intangible assets acquired and determines the fair value of other assets acquired and liabilities assumed. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the Explore Acquisition. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The amount preliminarily allocated to acquired identifiable intangible assets has been attributed to the following (in thousands):

Trademarks	$16,300
Technology	37,375
Customer relationships	133,675

Total	$187,350

Acquired trademarks are being amortized over a weighted average amortizable life of 9.1 years. Acquired technology is being amortized over a weighted average amortizable life of 9.7 years. Acquired customer relationships are being amortized over a weighted average amortizable life of 19.1 years. Acquired identifiable intangible assets are being amortized on an accelerated basis to reflect the pattern in which the economic benefits of the intangible assets are consumed.

We valued the purchased trademark and purchased technology assets under the income approach using the relief from royalty method, which assumes value to the extent that the acquired company is relieved of the obligation to pay royalties for the benefits received from them. We valued the purchased customer relationships asset under the income approach using the excess earnings methodology based upon estimated future discounted cash flows attributable to revenues projected to be generated from those customers.

Pro Forma Adjustments:

The unaudited pro forma condensed combined financial statements include certain pro forma adjustments to give effect to the Transactions. The pro forma adjustments are as follows:

(A)	To record the cash proceeds received from the issuance of notes, net of estimated issuance costs.

(B)	To record the cash paid to acquire Explore. The cash purchase price does not reflect changes in consideration that may arise based upon the amount of any indebtedness of Explore that will remain outstanding at the closing or any differences between net working capital as of the closing date and the amount specified in the Explore Purchase Agreement.

(C)	To record the estimated direct and incremental costs incurred by Solera Holdings associated with the Explore Acquisition, including legal, accounting and other professional fees.

(D)	To eliminate Explore’s historical goodwill, intangible assets, deferred tax assets, deferred tax liabilities and member’s equity.

(E)	To record the fair value of the acquired identifiable intangible assets and goodwill arising from the Explore Acquisition.

(F)	To eliminate Explore’s historical amortization of intangible assets.

(G)	To reflect the amortization of acquired identifiable intangible assets. Acquired identifiable intangible assets are being amortized on an accelerated basis to reflect the pattern in which the economic benefits of the intangible assets are consumed. Amortization of acquired intangible assets by type of asset for the periods presented is as follows:

	Fiscal Year Ended	Nine Months Ended March 31,
(dollars in thousands)	June 30, 2010	2011	2010
Trademarks	$3,991	$2,605	$3,010
Technology	7,708	5,341	5,779
Consumer relationships	15,983	11,689	11,956

Total	$27,682	$19,635	$20,745

(H)	To reflect the interest expense associated with the notes based on an assumed rate of 6.75%. A 25 basis point change in the assumed interest rate on the notes would result in a change in annual pro forma interest expense of $0.9 million.

(I)	To reflect the capitalization and amortization of issuance costs associated with the notes.

(J)	To reflect the tax effect of the pro forma adjustments, including the amortization of the acquired identifiable intangible assets and interest expense, based on Solera’s estimated U.S. statutory income tax rate of 40%.